EXHIBIT 10.2
                              CONVEYANCE OF DOLLAR
                         DENOMINATED PRODUCTION PAYMENT


                                     between


                         ABRAXAS PETROLEUM CORPORATION,
                           as Working Interest Owner,

                                       and


                        SOUTHERN PRODUCER SERVICES, L.P.,
                          as Production Payment Owner,



                           Dated as of October 6, 1999









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                                TABLE OF CONTENTS

                                                                           Page

Section 1.        Conveyance..................................................1
Section 2.        Production Payment..........................................2
Section 2.1       Amount and Term of Production Payment.......................2
Section 2.2       Application of Production Payment...........................3
Section 2.3       Non-Cost-Bearing Interest...................................3
Section 2.4       Delivery Services...........................................5
Section 2.5       Marketing of Production Payment Hydrocarbons................6
Section 2.6       Measurement; Hydrocarbons Lost or Used; Quality.............8
Section 2.7       No Proportionate Reduction..................................9
Section 2.8       Termination.................................................9
Section 2.9       Payment Mechanics..........................................10
Section 2.10      Protection to Buyers.......................................10
Section 2.11      Taxes......................................................10
Section 3.        Operation of Subject Interests.............................11
Section 4.        Abandonment of Wells or Transfer of Subject Interests......14
Section 5.        Operations.................................................15
Section 5.1       Pooling and Unitization....................................15
Section 5.2       Renewals and Extensions and New Leases.....................15
Section 5.3       Future Gas Imbalances......................................15
Section 6.        Non-Compliance Events......................................16
Section 7.        Remedies of Production Payment Owner.......................18
Section 8.        Access to Subject Interests................................20
Section 9.        Definitions................................................20
Section 10.       Successors and Assigns.....................................20
Section 10.1      Assignments by Working Interest Owner......................20
Section 10.2      Assignments by Production Payment Owner....................20
Section 10.3      Binding Effect.............................................21
Section 11.       Representations and Warranties by Working Interest Owner...21
Section 12.       Interest on Unpaid Amounts.................................22
Section 13.       Choice of Law..............................................22
Section 14.       Intentions of the Parties..................................23
Section 15.       Ownership of Equipment.....................................23
Section 16.       Notices....................................................23
Section 17.       Unenforceable or Inapplicable Provisions...................24
Section 18.       Certain Notices............................................24
Section 19.       Further Assurances and Warranty............................24
Section 20.       Partition..................................................24
Section 21.       Survival...................................................24
Section 22.       Execution in Counterparts..................................24



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EXHIBITS, SCHEDULES AND ANNEXES

EXHIBIT A          -    Description of Subject Interests
EXHIBIT B          -    [Intentionally omitted]
EXHIBIT C          -    Delivery Points

ANNEX I      -     Definitions



24200767.10 101899 843C 99566929

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                              CONVEYANCE OF DOLLAR
                         DENOMINATED PRODUCTION PAYMENT

          THIS CONVEYANCE OF DOLLAR DENOMINATED PRODUCTION PAYMENT is dated as of October 6, 1999 (such agreement, as from time to time hereafter may be modified, supplemented or amended, this "Conveyance"), and is a CONVEYANCE OF DOLLAR DENOMINATED PRODUCTION PAYMENT from ABRAXAS PETROLEUM CORPORATION, a Nevada corporation (herein called "Working Interest Owner"), to SOUTHERN PRODUCER SERVICES, L.P., a Delaware limited partnership (herein called "Production Payment Owner").

                                     RECITAL

          Working Interest Owner is presently the owner of the Oil and gas leases and other interests described in Exhibit A attached hereto and intends to convey to Production Payment Owner a production payment payable from the oil and gas produced and saved therefrom.


                        CONVEYANCE OF PRODUCTION PAYMENT

          Section 1. Conveyance. Working Interest Owner, for valuable consideration to Working Interest Owner in hand paid by Production Payment Owner, the receipt and sufficiency of which are hereby acknowledged, hereby grants, sells, conveys, assigns, delivers and sets over unto Production Payment Owner, effective as of the Initial Time, as a real property interest and as a PRODUCTION PAYMENT, for the period from and including the Initial Time, to the Termination Time, a term overriding royalty interest carved out of and burdening the Subject Interests equal to and measured by all Production Payment Hydrocarbons if, as and when produced from (or, to the extent pooled or unitized, allocated to) the Subject Interests. The interests hereby conveyed, including, but not limited to, the real property interest described above, together with the Hydrocarbons accruing thereto and the rights, titles, interests, remedies, powers and privileges appurtenant or incident thereto, as hereinafter provided, is hereinafter called the "Production Payment";

          TO HAVE AND TO HOLD the Production Payment unto Production Payment Owner, and Production Payment Owner's successors and assigns, forever.

          In the event any individual Subject Interest (or portion thereof, as applicable) should cease to be in force and effect, or otherwise expire before the time this Conveyance and the Production Payment shall terminate, and such individual Subject Interest (or portion thereof, as applicable) not be extended, renewed or replaced, the Production Payment no longer shall apply to that particular Subject Interest (or portion thereof, as applicable), but the Production Payment shall remain in full force and effect and undiminished as to all remaining Subject Interests (and the remainder portion of such Subject Interest, as applicable), and the unliquidated balance of the total Sum shall

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never be reduced or diminished by reason of the expiration of a Subject Interest
(or any portion thereof, as applicable).

          Section 2. Production Payment.

          Section 2.1 Amount and Term of Production Payment. The Production Payment shall continue and remain in full force and effect until the receipt and realization by Production Payment Owner from Production Payment Proceeds of the aggregate sum of the amounts specified in the following subsections of this
Section 2.1 (collectively, the "Total Sum"):

               (a) the full amount of the Primary Sum; plus

               (b) an amount equal to the interest which would accrue at the Agreed Rate on the unliquidated balance of the Total Sum outstanding during the period from the Initial Closing Date (as defined in the Purchase Agreement) to but not including the first Application Date, and thereafter during each period from and including one Application Date to but not including the next occurring Application Date, if the unliquidated balance of the Total Sum were to bear such interest; plus

               (c) an amount equal to all Direct Taxes (other than Production Payment Severance Taxes), to the extent such Direct Taxes are paid by Production Payment Owner should Working Interest Owner fail to promptly pay the same as required by Section 2.3, together with an additional amount equal to interest on the amount so paid computed at the Agreed Rate from and including the date Production Payment Owner pays such Direct Taxes to but not including the earlier of the date such Direct Taxes are either reimbursed by Working Interest Owner or paid by the application of Production Payment Proceeds under Section 2.2(a) or added to the unliquidated balance of the Primary Sum under
          Section 2.2(a); plus

               (d) an amount equal to all Reimbursable Expenses to the extent paid by Production Payment Owner should Working Interest Owner fail to promptly pay the same as required by Section 2.3, together with an additional amount equal to interest on the amount so paid computed at the Agreed Rate from and including the date Production Payment Owner pays such Reimbursable Expenses to but not including the earlier of the date such Reimbursable Expenses are either reimbursed by Working Interest Owner or paid by the application of Production Payment Proceeds under Section 2.2(a) or added to the unliquidated balance of the Primary Sum pursuant to Section 2.2(a); plus

               (e) an amount equal to all Delivery Charges to the extent paid by Production Payment Owner should Working Interest Owner fail to promptly pay same as required by Section 2.3, together with an additional amount equal to interest on the amount so paid, computed at the Agreed Rate from and including the date Production Payment Owner pays such Delivery Charges to but not including the earlier of the date such Delivery Charges are either reimbursed by Working Interest Owner or paid by the application of Production Payment Proceeds under
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          Section 2.2(a) or added to the unliquidated balance of the Primary Sum pursuant to Section 2.2(a); plus

               (f) an amount equal to all Hedging Costs to the extent paid by Production Payment Owner should Working Interest Owner fail to promptly pay same as required by Section 2.3, together with an additional amount equal to interest on the amount so paid, computed at the Agreed Rate from and including the date Production Payment Owner pays such Hedging Costs to but not including the earlier of the date such Hedging Costs are either reimbursed by Working Interest Owner or paid by the application of Production Payment Proceeds under Section 2.2(a) or added to the unliquidated balance of the Primary Sum pursuant to Section 2.2(a).

The amounts (including interest) referred to in subsections (c), (d), (e) and
(f) of this section are herein collectively called the "Expense Components".

          Section 2.2    Application of Production Payment.

               (a) On each Application Date, all Production Payment Proceeds that have actually been received by Production Payment Owner (whether from the purchasers of Production Payment Hydrocarbons or from Working Interest Owner as provided in Section 2.9) in immediately available funds prior to noon, Central time, on such Application Date, shall, to the extent not previously applied, be applied as follows to the Total
          Sum:

                    (i) First, to the amounts described in subsections (b), (c),
               (d), (e) and (f) of Section 2.1; and

                    (ii) Second, to the reduction of the unliquidated balance of the Primary Sum.

          If Production Payment Proceeds applied on any Application Date are insufficient to cover the full amounts specified in the foregoing subsection (i) of this subsection (a), then such unrecovered amounts shall be added to the unliquidated balance of the Primary Sum.

               (b) Neither the actual or potential application of Production Payment Proceeds to Expense Components shall release Working Interest Owner from its obligations to make any payments or reimbursements of Expense Components required under Section 2.3, but if any Production Payment Proceeds are actually applied to Expense Components or added to the unliquidated balance of the Primary Sum pursuant to the preceding subsection (a) and if such Expense Components (including interest thereon) are thereafter paid or reimbursed by Working Interest Owner, then on the next occurring Application Date the unliquidated balance of the Primary Sum shall be reduced by the amounts so paid or reimbursed by Working Interest Owner.


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          Section 2.3 Non-Cost-Bearing Interest.

               (a) The Production Payment conveyed pursuant hereto is a non-expense bearing interest in the Subject Interests, free and clear of (i) all Direct Taxes, (other than Production Payment Severance Taxes), (ii) all costs, risks and expenses associated with acquiring, exploring, developing, maintaining, producing, operating, reworking, recompleting, and remediating the Subject Interests, (iii) all Delivery Charges and (iv) all Hedging Costs and is a non-operating interest. All Direct Taxes (other than Production Payment Severance Taxes), all such other costs and expenses, and all Delivery Charges shall be borne by the Retained Interests and paid by Working Interest Owner promptly, on or before the dates the same become due and owing. Production Payment Owner shall not be liable or responsible in any way for payment of any costs, expenses or liabilities in respect of the Subject Interests or any portion thereof or incurred in connection with the production or delivery of Production Payment Hydrocarbons. In addition, Working Interest Owner will promptly (and in any event within 30 days after receiving any notice or statement for the same) pay all Reimbursable Expenses which have been incurred and are unpaid and reimburse Production Payment Owner for any Reimbursable Expenses which have been paid by Production Payment Owner. Each amount which is to be paid by Working Interest Owner pursuant to this Section 2.3 which is instead paid by Production Payment Owner shall bear interest at the Agreed Rate on each day from and including the date of such payment until but not including the date repaid by Working Interest Owner.

               (b) No recourse shall be had for any claim based on this Conveyance against Production Payment Owner or any other Indemnified Party, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability, whether based upon constitution, statute, common law, or equity, being released as a part of the consideration for the purchase by Production Payment Owner of the Production Payment and the Working Interest Owner hereby indemnifies the Indemnified Parties against all such claims to the extent set forth in Section 25 of the Purchase Agreement. It is understood and agreed that neither under this Agreement nor the Purchase Agreement does Production Payment Owner assume, nor shall Production Payment Owner ever be liable or responsible in any way for, the payment of any costs, expenses or liabilities incurred in connection with developing, exploring, drilling, equipping, testing, operating, producing, maintaining or abandoning the Subject Interests or any well or facility thereon or storing, handling, treating or transporting to any Delivery Point production therefrom. If Production Payment Owner shall pay any such costs, expenses or liabilities notwithstanding the foregoing, the Production Payment Owner shall have no obligation or liability for any other such costs, expenses or liabilities, and the Working Interest Owner hereby indemnifies Production Payment Owner, and each other Indemnified Party from and against all such costs, expenses and liabilities.


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               (c) Production Payment Owner agrees to look solely to the
          Production Payment Hydrocarbons for satisfaction and discharge of the Production Payment, and Working Interest Owner shall not be personally liable for the payment and discharge thereof. The foregoing provision shall not, however, relieve Working Interest Owner of the obligation to respond in damages for any breach of any of the representations, warranties, covenants, agreements and obligations of Working Interest Owner hereunder, in the Purchase Agreement or in any other Production Payment Document.

          Section 2.4 Delivery Services.

               (a) Expected Deliveries. To the extent not prevented by Force Majeure, Working Interest Owner shall deliver, or cause to be delivered, all Production Payment Hydrocarbons constituting Gas to the relevant Delivery Point in a condition satisfactory to meet or exceed pipeline specifications and qualifications of the applicable sales, transportation or processing contract at such Delivery Point and will deliver all Production Payment Hydrocarbons constituting Oil at the points at which the Working Interest Owner delivers Oil from the same Subject Interests into third party pipelines or to third party transporters or, if requested by Production Payment Owner, at one or more other points of sale reasonably convenient and mutually agreeable to both Working Interest Owner and Production Payment Owner. All tasks required to make such delivery (whether gathering, treating, separating, compressing, processing, transporting, or otherwise) are herein called the "Delivery Services". All Delivery Services, whether performed by Working Interest Owner or by any other Person, shall be performed without any cost or charge to Production Payment Owner, whether incurred or assessed by Working Interest Owner or any other Person, and all costs so incurred or assessed shall be borne and paid by Working Interest Owner as provided in Section 2.3. The Delivery Services shall be provided to Production Payment Owner on a first priority basis, to the extent permitted by law and applicable contracts (meaning, for example, that (A) pipeline and compressor capacity, if owned or controlled by Working Interest Owner or any Affiliate of Working Interest Owner, shall be afforded to Subject Hydrocarbons prior to affording any such capacity to Working Interest Owner, any Affiliates of Working Interest Owner or any other Person with respect to any other Hydrocarbons, and (B) pipeline and compressor capacity owned or controlled by any Person other than Working Interest Owner or any Affiliate of Working Interest Owner shall be afforded to Subject Hydrocarbons prior to affording any such capacity to Working Interest Owner or any Affiliate of Working Interest Owner with respect to any other Hydrocarbons), and Working Interest Owner hereby expressly subordinates any capacity rights it may now or hereafter have to the Production Payment Hydrocarbons. Working Interest Owner shall, to the extent permitted by law and applicable contracts, take whatever action is appropriate to cause any Affiliate of Working Interest Owner or any other Person to afford Subject Hydrocarbons the priority capacity described in this subsection (a), including assigning to Production Payment Owner, upon Production Payment Owner's request following failure by Working Interest Owner to provide Delivery Services as required hereunder, any capacity rights Working Interest Owner may have under assignable

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          contracts or other arrangements with an Affiliate or any other Person as may be necessary or useful to facilitate delivery of Production Payment Hydrocarbons to each Delivery Point in a condition satisfactory to meet or exceed pipeline specifications or qualifications at such Delivery Point.

               (b) Excess Deliveries. If at any time Working Interest Owner delivers to Production Payment Owner Production Payment Hydrocarbons in excess of the amount of Production Payment Hydrocarbons required to be delivered to Production Payment Owner hereunder, the amount of such excess delivery shall not be returned by Production Payment Owner but shall instead be deemed an early delivery by Working Interest Owner of future Production Payment Hydrocarbons and shall be considered as fully and finally delivered to Production Payment Owner for all purposes hereunder on the date received by Production Payment Owner; provided, that if any Hydrocarbons are delivered hereunder to Production Payment Owner following the termination hereof the proceeds of such Hydrocarbons shall be paid to Working Interest Owner.

          Section 2.5    Marketing of Production Payment Hydrocarbons.

               (a) Marketing by Production Payment Owner. Production Payment Owner shall take possession of all of the Production Payment Hydrocarbons at the applicable Delivery Points and shall thereafter market and sell such Production Payment Hydrocarbons for its own account, crediting all proceeds mutually agreed to by Working Interest Owner and Production Payment Owner received from the sale and marketing thereof to the Total Sum on the date such proceeds are received by Production Payment Owner; provided that in no event shall the Total Sum be credited with an amount which is less than the amount which would have been received by the Production Payment Owner for the Production Payment Hydrocarbons delivered at the applicable Delivery Points as a reasonably prudent marketer of Hydrocarbons in an arms-length transaction with an unaffiliated third-party. Working Interest Owner shall take such actions (including executing all division orders, transfer orders, instructions in lieu thereof and other additional instruments) as are necessary or appropriate to achieve such results, and Working Interest Owner will cooperate with Production Payment Owner in instructing all purchasers of such Production Payment Hydrocarbons to pay the proceeds thereof directly to Production Payment Owner and shall execute such additional instruments (including division orders, transfer orders and instructions in lieu thereof) as may be requested by Production Payment Owner in connection therewith. If payment for any Production Payment Hydrocarbons is nonetheless made to Working Interest Owner for any reason, all amounts so paid to Working Interest Owner shall be held in trust by Working Interest Owner for Production Payment Owner and Working Interest Owner shall immediately pay over such proceeds, in the form received, to Production Payment Owner (but without recourse to Working Interest Owner on any proper endorsement by Working Interest Owner to Production Payment Owner). Working Interest Owner shall not enter into any contracts or other arrangements for the sale, transportation, gathering, processing or other marketing of Subject Hydrocarbons which would interfere with Production Payment

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          Owner's rights under this Section 2.5 to take possession of and market the Production Payment Hydrocarbons, free and clear of such contracts or other arrangements.

               (b) Cooperation and Assistance. Production Payment Owner and Working Interest Owner will each be taking quantities of Hydrocarbons from the Subject Interests, and Working Interest Owner and Production Payment Owner recognize that coordination between Production Payment Owner and Working Interest Owner will be required with respect thereto. Working Interest Owner agrees to cooperate with, and assist, Production Payment Owner in connection with Production Payment Owner's receipt and sale of Production Payment Hydrocarbons. Without limitation of the foregoing:

                    (i) Not less than 10 days prior to the first day of each
               Application Period, Working Interest Owner will notify Production Payment Owner or its authorized representatives or direct purchasers, in writing, of the total amounts and average daily amounts of Gas and Oil which Working Interest Owner expects to be produced from the Subject Interests during such Application Period and the portion thereof which Working Interest Owner projects will be Production Payment Hydrocarbons.

                    (ii) To the extent reasonably practicable, Working Interest
               Owner shall thereafter immediately (but in no event more than once weekly) notify Production Payment Owner or its authorized representatives or direct purchasers, in writing, of any material change in the rate of delivery of Production Payment Hydrocarbons from the Subject Interests which has come to the attention of Working Interest Owner.

                    (iii)Working Interest Owner and Production Payment Owner
               will cooperate to ensure that nominations to transporters and purchasers of Production Payment Hydrocarbons are timely made and that such nominations reflect expected deliveries from the various Subject Interests, and Production Payment Owner and its authorized representatives shall be entitled to rely upon Working Interest Owner's projections for the purpose of scheduling deliveries with transporters and purchasers.

          Should Production Payment Owner so request, Working Interest Owner will furnish the information provided for above and will make nominations and schedule deliveries in conjunction with Production Payment Owner (and make any revisions to such nominations and reschedule deliveries in conjunction with Production Payment Owner) for Production Payment Hydrocarbons (in the form and at the times required by such Persons), directly to the Persons purchasing or transporting Production Payment Hydrocarbons for Production Payment Owner. Working Interest Owner and Production Payment Owner acknowledge to each other that concurrently herewith Production Payment Owner and Working Interest Owner are entering into the Gas Sales Agreement and the Oil Sales Agreement referred to in the Purchase Agreement. Working Interest Owner and Production Payment Owner further agree that to the extent Working Interest Owner is ever the purchaser of Production Payment Hydrocarbons, there will be no need for Working Interest Owner

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          to furnish information and make or revise nominations to itself.

               (c) Responsibility. Any charges, costs, penalties or expenses incurred or payable to any Person solely as a result of Production Payment Owner's failure to adjust nominations or scheduled deliveries in accordance with (i) a notification from Working Interest Owner to Production Payment Owner of any increase or decrease in quantities to be delivered from any Subject Well, or (ii) a notification from Production Payment Owner's direct purchaser of any increase or decrease in quantities to be delivered at Delivery Points, where it was reasonably possible for Production Payment Owner to make such adjustment without penalty, then, as between the parties hereto, Production Payment Owner shall be liable for and shall hold Working Interest Owner harmless from any such charges, costs, penalties or expenses. If any such charges, costs, penalties or expenses (the "Imbalance Charges") are incurred or payable to any Person other than in the circumstances provided for in the preceding sentence (including charges, costs, penalties or expenses caused by failure to deliver projected quantities or failure to provide notice of changes in deliveries, or charges, costs, penalties or expenses incurred when Working Interest Owner is making nominations, or revisions to nominations, on behalf of Production Payment Owner, as provided for in the next-to-last sentence of Section 2.5(b)), then, as between the parties hereto, Working Interest Owner shall be liable for and shall indemnify and hold Production Payment Owner harmless for such Imbalance Charges. Each of Working Interest Owner and Production Payment Owner shall promptly notify the other of any notice received by it from any third party which indicates that an imbalance in deliveries exists or is occurring that may give rise to any such Imbalance Charges.

          Section 2.6    Measurement; Hydrocarbons Lost or Used; Quality.

               (a) As used in this Conveyance, the term "Hydrocarbons" shall not include Oil or Gas produced from any particular Subject Well which, based on prudent industry practice and custom for wells which are similar to the Program Wells, are unavoidably lost in the production thereof or in the compression, production or transportation thereof prior to the Lease Measuring Point for such Subject Well, or which are used, based on prudent industry practice and custom for wells which are similar to the Program Wells, by Working Interest Owner or the operator of any Subject Well for the production of Subject Hydrocarbons or for the compression or transportation of Subject Hydrocarbons prior to the Lease Measuring Point for such Subject Well, in each case only to the extent the same are lost or used in the course of operations which are being conducted prudently and in a good and workmanlike manner. Working Interest Owner hereby represents, warrants and covenants to Production Payment Owner as follows: (a) the Lease Measuring Point applicable to each Subject Well is and will continue to be located at a point prior to any point where Gas from such Subject Well is commingled with Gas or any other Hydrocarbons from any other well or wells, (b) Working Interest Owner currently meters, and will continue to meter, Gas from each Subject Well separately (i.e., on a well-by-well basis), (c) the volumes (measured

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          in Mcfs) of Production Payment Hydrocarbons constituting Gas produced from or out of any particular Subject Well are measured and determined, and will continue to be measured and determined at the Lease Measuring Point applicable to such Subject Well, and (d) the Separation Point for each Subject Well is and will continue to be upstream of the Lease Measuring Point for such Subject Well. Working Interest Owner covenants and agrees to determine the number of MMBtus in each Mcf of Gas included in Production Payment Hydrocarbons at the Lease Measuring Points under the applicable transportation agreement with First Transporter and in the case of Oil in accordance with generally accepted industry practices in effect at the time and place of delivery using the latest ASTM or API test methods. Volumes of Oil shall be corrected to 60 degrees Fahrenheit temperature in accordance with the latest ASTM test methods and the latest edition of API volume correction tables, with deductions for all basic sediment and water and other impurities.

               (b) All Oil delivered to Production Payment Owner, or to Production Payment Owner's credit, shall satisfy the Quality Standards in accordance with the applicable sales, transportation or processing agreement. All costs and expenses of treating the Oil to satisfy the Quality Standards shall be borne and paid by Working Interest Owner.

               (c) All Gas delivered to Production Payment Owner, or to Production Payment Owner's credit, shall satisfy the Quality Standards in accordance with the applicable sales, transportation or processing agreement. All costs of dehydrating, treating and compressing the Gas to satisfy the Quality Standards shall be borne by Working Interest Owner.

               (d) Working Interest Owner shall deliver, or cause to be delivered, the Gas delivered hereunder at a pressure sufficient to be delivered into First Transporter's pipeline at the Delivery Points, at the existing pressures of such pipeline and in accordance with the applicable sales, transportation or processing agreement.

          Section 2.7 No Proportionate Reduction. It is understood and agreed that, though the Production Payment is conveyed by Working Interest Owner to Production Payment Owner out of the Subject Interests, the Production Payment shall be equal to, but shall not exceed, the full Dedication Percentage in effect from time to time of the NRI Percentage of the Hydrocarbons produced from (or, to the extent pooled or unitized, allocated to) the various lands described on Exhibit A and shall not be reduced for any reason. Among other things, the Production Payment and the Production Payment Hydrocarbons shall not be reduced due to (a) the undivided interest owned by Working Interest Owner in a lease constituting any Subject Interests being less than the entire interest in such lease, or (b) the interest in Oil, Gas or other minerals underlying any portion of the lands described on Exhibit A which is covered by a particular lease (or group of leases) being less than the entire interest in the oil, gas and other minerals underlying such portion of the lands described on Exhibit A, or (c) the share of production from (or, to the extent pooled or unitized, allocated to) any portion of lands described on Exhibit A which is attributable to the Subject Interests being less than the NRI Percentage set forth on Exhibit A for such

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portion of the lands described on Exhibit A, or (d) Working Interest Owner's failure to own, or otherwise have Defensible Title to, all or any part of the Subject Interests as described on Exhibit A, except leases which terminate or expire by their own force and effect.

          Section 2.8 Termination. The Production Payment shall remain in full force and effect until the time (the "Termination Time") when the full aggregate amount of the Total Sum, together with all reimbursements, indemnities, restitutions, and other payments required hereunder, have been received by Production Payment Owner as provided herein; provided, however, that the Production Payment shall in any event terminate whenever twenty-one (21) years less one (1) day shall have elapsed after the death of the last survivor of all the descendants of Joseph P. Kennedy, father of John F. Kennedy, late President of the United States of America, who are living at the date of the earliest execution of this instrument by any of the parties hereto. At the Termination Time, all rights, titles and interests herein conveyed in and to any Hydrocarbons thereafter produced shall automatically terminate and vest in Working Interest Owner, and, upon request by Working Interest Owner, Production Payment Owner shall execute and deliver such instrument or instruments (in proper recordable form, if applicable) as may be necessary to evidence such termination of the Production Payment; provided, that, notwithstanding the foregoing or anything herein to the contrary, any and all obligations which any Person may have to indemnify or reimburse Production Payment Owner or its Affiliates for any reason, or to make payments to Production Payment Owner or its Affiliates on account of Production Payment Hydrocarbons produced before the Termination Time, shall survive any termination of the Production Payment. No pipeline company or other Person purchasing, taking, or processing Production Payment Hydrocarbons shall ever be required to take notice of, or keep informed concerning, the termination of the Production Payment, until actual receipt of written notice from Production Payment Owner confirming that such termination has occurred, which Production Payment Owner agrees to deliver with reasonable promptness upon request of Working Interest Owner.

          Section 2.9 Payment Mechanics. All Production Payment Proceeds received by Working Interest Owner (instead of directly by Production Payment Owner) prior to the last day of any Application Period shall be paid by Working Interest Owner to Production Payment Owner, prior to noon, Central time, on the related Application Date. No Production Payment Proceeds (whether paid by Working Interest Owner or any other Person) shall be deemed received by Production Payment Owner or applied to the Production Payment until such Production Payment Proceeds have been so received by Production Payment Owner's bank or collection agent in immediately available funds for the account of Production Payment Owner. Working Interest Owner will make each payment which it owes under this Conveyance (except for payments made pursuant to Section 2.5(a), which shall be made as provided therein) in immediately available funds received at or before noon, Central time, on the date specified for the payment thereof, and all such payments by Working Interest Owner will otherwise be made in accordance with the procedures set out in Section 2.5 of the Purchase Agreement.

          Section 2.10 Protection to Buyers. No pipeline company or other person buying, taking, or processing Production Payment Hydrocarbons shall be required to take notice of, or to keep informed concerning, the discharge or termination of the Production Payment, until actual receipt by such company or person of written notice from Production Payment Owner or any assignee of Production Payment Owner advising such company or person of the discharge or termination of the Production Payment.

          Section 2.11 Taxes. Working Interest Owner shall pay, promptly when due, together with interest and penalties thereon, if any, (a) all ad valorem taxes (or taxes imposed in lieu thereof) imposed upon or assessed with respect to or charged against the Production Payment or any mortgage thereof, or upon the Subject Interests or the Subject Hydrocarbons or the Production Payment or the Production Payment Hydrocarbons, or against Production Payment Owner by reason of its ownership of the Production Payment (other than any taxes levied on the net income of the Production Payment Owner) or against any mortgagee of the Production Payment by reason of his or its mortgagee interest therein; (b) all Direct Taxes imposed upon or with respect to or measured by or charged against the Production Payment or the Production Payment Hydrocarbons; (c) any excise taxes imposed on any windfall profit imposed upon or with respect to or measured by or charged against the Production Payment or the Production Payment Hydrocarbons; and (d) all other taxes, duties, imposts, charges, levies and assessments of any kind or nature whatsoever, whether or not currently existing, imposed upon or assessed with respect to or charged against the Production Payment or any mortgage thereof, or upon the Subject Interests or the Subject Hydrocarbons or the Production Payment Hydrocarbons, or against Production Payment Owner by reason of its ownership of the Production Payment or otherwise (other than any taxes levied on the income of the Production Payment Owner) or against any mortgagee of the Production Payment by reason of his or its mortgagee interest therein or otherwise.

          Section 3. Operation of Subject Interests. So long as the Production Payment shall remain in force, and whether or not Working Interest Owner is the operator of the Subject Interests, Working Interest Owner shall, as an independent contractor and at Working Interest Owner's own cost and expense:

               (a) Cause the Subject Interests to be maintained, developed, protected against drainage, and continuously operated for the production of Hydrocarbons in a good and workmanlike manner, as would a prudent operator (without regard to the existence of the Production Payment), all in accordance with generally accepted practices, applicable operating agreements, and all applicable federal, state and local laws, rules and regulations (including, without limitation, all Environmental Laws), excepting those being contested in good faith;

               (b) Pay, or cause to be paid, promptly as and when due and payable, all rentals, royalties and proceeds payable to the other minerals interest owners in respect of the Subject Interests or the Subject Hydrocarbons, and all Production Expenses and Direct Taxes incurred in or arising from the operation or development of the Subject Interests, or the producing, treating, gathering, storing, marketing or transporting of the Subject Hydrocarbons;

               (c) Cause all machinery, equipment and facilities of any kind now or hereafter located on the Subject Interests, and necessary or useful in the operation thereof for the production of Hydrocarbons therefrom, to be kept in good and effective operating condition as would a prudent operator (without regard to the existence of the Production Payment), and all necessary repairs, renewals, replacements, additions and improvements thereof or thereto to be promptly made;

               (d) Give or cause to be given to Production Payment Owner written notice of every adverse claim or demand made by any person affecting the Subject Interests or the Subject Hydrocarbons in any manner whatsoever, and of any suit or other legal proceeding instituted with respect thereto, and cause all necessary and proper steps to be taken with reasonable diligence to protect and defend the Subject Interests and the Subject Hydrocarbons against any such adverse claim or demand, including (but not limited to) the employment of counsel for the prosecution or defense of litigation and the contest, release or discharge of such adverse claim or demand;

               (e) Cause the Subject Interests to be kept free and clear of liens, charges and encumbrances of every character (including, without limitation, mortgages, deeds of trust, security interest, pledges, collateral chattel mortgages, and hypothecations), other than Permitted Liens;

               (f) Carry with financially sound and reputable insurance companies, insurance similar in amount and type and against such risks, liabilities, casualties and contingencies as either (i) is set forth in Exhibit D to the Purchase Agreement or (ii) after 30 days written notice by the Production Payment Owner, is required by Production Payment Owner, in its reasonable discretion, and maintained by other prudent companies in the industry;

               (g) Pay or repay any amounts owing to others under advance payment, loan or other similar agreements only in cash, and not pay, or elect to pay, under any circumstances, except with the prior written consent of Production Payment Owner, in its sole and absolute discretion, any such amounts in Hydrocarbons;

               (h) In the event of any destruction or loss of any platform, pipeline, well, equipment or facility, promptly redrill, rebuild, reconstruct, repair, restore or replace such damaged or destroyed property, unless otherwise agreed to by Production Payment Owner in its reasonable discretion;

               (i) If, for any reason Production Payment Owner or an affiliate of Production Payment Owner is unable or refuses to receive Gas or Oil from any Subject Interest, Working Interest Owner will market such severed Gas and Oil on behalf of Production Payment Owner. All Production Payment Hydrocarbons marketed by Working Interest Owner on behalf of Production Payment Owner shall be sold pursuant to arm's length contracts with parties not affiliated with Working Interest Owner, containing terms negotiated by Working Interest Owner as a prudent operator. Any such sale by Working Interest Owner shall be subject always to the right of Production Payment Owner, upon notice to Working Interest Owner, to separately dispose of all or any portion of such Production Payment Hydrocarbons and shall be only for such minimum periods of time (not to exceed 30 days) as are consistent with the practices of the industry. All proceeds received by Working Interest Owner from the sale of Production Payment Hydrocarbons sold on behalf of Production Payment Owner pursuant to the terms hereof are received by Working Interest Owner in trust for Production Payment Owner and shall be held in trust by Working Interest Owner for Production Payment Owner; provided, however, Working Interest Owner shall promptly pay such proceeds to such account as Production Payment Owner shall have designated from time to time to Working Interest Owner. Working Interest Owner will diligently enforce the terms of all sales agreements under which Production Payment Hydrocarbons are sold on behalf of Production Payment Owner, including full and prompt payment of all amounts due from such sales. In the event of any late payment by any purchaser, Working Interest Owner shall remit to Production Payment Owner any interest or penalties collected with respect to the sale of Production Payment Hydrocarbons. Production Payment Owner shall have the right at any time Production Payment Owner considers prudent to direct the purchasers of any Production Payment Hydrocarbons to pay the proceeds thereof directly to Production Payment Owner by delivering to such purchasers letters in lieu of transfer orders and Working Interest Owner agrees to promptly execute and deliver from time to time such letters in lieu as Production Payment Owner shall request. In the event Production Payment Owner requests direct payment, whether or not a Non-Compliance Event shall have occurred and be continuing, Working Interest Owner will cooperate in instructing the purchasers to pay such proceeds directly to Production Payment Owner and shall execute such additional instruments as may be necessary or appropriate in connection therewith. In the event any Production Payment Hydrocarbons are sold by Working Interest Owner, on behalf of Production Payment Owner, under the terms of any agreement between Working Interest Owner and Production Payment Owner, Production Payment Owner shall at all times be entitled to retain the proceeds of such sale;

               (j) [Intentionally omitted];

               (k) The obligations of Working Interest Owner hereunder shall be subject to all applicable federal, state and local laws, rules, regulations and orders (including those of any applicable agency, board, official or commission having jurisdiction). Working Interest Owner shall timely make all material filings with all applicable agencies, boards, officials and commissions having jurisdiction with respect to the Subject Interests or the operation thereof prior to or at the time any such filing becomes due. Should any statute, or any rules or regulations of any governmental body, or any provisions in private contracts (including those limiting the size of overriding royalties and similar interests but excluding any contracts directly entered into by Production Payment Owner) become applicable to the Subject Interests so as to limit the portion of the Hydrocarbons produced from the lands covered by a particular Subject Interest which may be attributable to the Production Payment, the Production Payment shall, as to such Subject Interest and for the period of time during which such statute, rule, regulation or contractual provision is applicable, be limited to the maximum amount of production from such lands which can be attributed to the Production Payment under such statute, rule, regulation or contractual provision; provided, however, should such limitation come into effect as to one or more Subject Interests, then (without prejudice to other rights Production Payment Owner may have) the Dedication Percentage applicable to that portion of production from (or, to the extent pooled or unitized, allocated to) lands described on Exhibit A covered by other Subject Interests which would be attributable to the Production Payment in the absence of the provisions of this subsection shall be increased, up to a maximum of ninety percent (90%), so as to cause, to the maximum extent possible, Production Payment Owner to receive, by virtue of ownership of the Production Payment, the same amount of Hydrocarbons which Production Payment Owner would have received had the aforementioned statute, rule, regulation or contractual provision not reduced the share of production from the aforementioned Subject Interest with respect to which the Production Payment could be paid. Unless and until the Dedication Percentages are otherwise increased as provided herein and in the Purchase Agreement, the foregoing increase in the Dedication Percentages shall remain in effect only for so long as such limitation applies, and thereafter until Production Payment Owner has received Production Payment Hydrocarbons sufficient to reduce the unliquidated balance of the Primary Sum to what it would have been had such limitation never existed; and

               (l) Without the prior consent of Production Payment Owner, Working Interest Owner shall not elect to be a non-participating party with respect to any plugging back, reworking, sidetracking, completion, or other operation on any Subject Interest (or lands pooled therewith), or (except in instances where abandonment of such well would be permitted without Production Payment Owner's consent hereunder) elect to be an abandoning party with respect to a well located on any Subject Interest (or lands pooled therewith), if the consequence of such election is that Working Interest Owner's interest in such Subject Interest or any part thereof is temporarily (e.g., during a recoupment period) or permanently forfeited to the parties participating in such operations or electing not to abandon such well. Upon any such election by Working Interest Owner that is consented to by Production Payment Owner, such election shall also be binding on the Production Payment Owner as to the interest so temporarily or permanently forfeited. Any additional interests acquired by Working Interest Owner by virtue of electing to pay for or acquire the interest of a non-consenting or abandoning party in a situation of the type described in the preceding sentence shall not become a part of the Subject Interests or be subject to the Production Payment.

          Section 4. Abandonment of Wells or Transfer of Subject Interests. So long as the Production Payment remains in force, Working Interest Owner shall not, without first obtaining the written consent of Production Payment Owner,
(1) abandon or convert to injection any well which is capable of producing in paying quantities or which a reasonable prudent operator would make capable of producing in paying quantities by reworking, reconditioning, deepening, plugging back, or otherwise, heretofore or hereafter completed for production of Hydrocarbons on any of the lands described on Exhibit A; (2) surrender or release any Subject Interest or any part thereof except such of the Subject Interests or rights thereunder which may have expired or terminated in accordance with the applicable lease or contract governing same; (3) sell, assign, lease or otherwise transfer Working Interest Owner's interest in any of the Subject Interests, either in whole or in part, except in connection with Permitted Liens; provided that (i) any such sale, assignment, lease or other transfer must expressly be made subject to both the Production Payment and the rights of Production Payment Owner pursuant to the Production Payment Documents and (ii) any purported sale, assignment, lease or other transfer in contravention hereof shall for all purposes be null and void; (4) be a party to any merger or consolidation except where the surviving entity expressly agrees to be bound by the terms of this Conveyance; (5) resign as operator of any of the Subject Interests operated by Working Interest Owner unless the successor operator has been approved in writing by Production Payment Owner or, following the occurrence of a Non-Compliance Event, Production Payment Owner shall have requested in writing such resignation; or (6) conduct any work or operation in any well bore of a Subject Interest, which work or operation is related to any zone, horizon, formation or interval not included in the Subject Interests.

          For all purposes of this Section, (1) a well shall be deemed to be capable of producing Hydrocarbons "in paying quantities" unless and until there arises a condition, which reasonably appears to be permanent, such that the aggregate value of the Subject Hydrocarbons which are being produced or will be produced from such well (without considering the effect of the Production Payment) no longer exceeds or will not exceed the costs and expenses directly related to the operation and maintenance of such well (excluding home office and management overhead and similar charges); and (2) the restoration of the productivity of a well or the drilling of a well shall be deemed to be "economically feasible" whenever the aggregate value of the Subject Hydrocarbons which it reasonably appears will be produced from such well (without considering the effect of the Production Payment) will exceed the costs and expenses directly related to such restoration or drilling and the operation and maintenance of such well (excluding home office and management overhead and similar charges).

          If at any time operations on the Subject Interests shall cease pursuant to the provisions of this Section, Working Interest Owner shall thereafter, as often as Production Payment Owner may request, but not more often than twice in each calendar year, make or cause to be made such investigations and studies of the engineering and economic facts existing at the time of each such request to determine whether the Subject Interests are, or could be made, capable of producing hydrocarbons in paying quantities, and shall, within 30 days after such request, deliver a certificate to Production Payment Owner signed by an authorized representative of Working Interest Owner setting forth in reasonable detail the facts, projections and conclusions drawn therefrom, and concurrently therewith furnish to Production Payment Owner, at the expense of Working Interest Owner, a report of the Independent Reserve Engineer with respect to such matters. In the event such engineering report shows that the Subject Interests are capable of producing Hydrocarbons in paying quantities, Working Interest Owner shall, at Working Interest Owner's own cost and expense, cause operations on the Subject Interests to be resumed and cause the Subject

Interests to be thereafter regularly operated, maintained and developed in the same manner and for the same purposes as Working Interest Owner was obligated to do prior to such ceasing of operations. Pursuant to this Section, operations on the Subject Interests may be successively ceased, resumed and ceased again.

          Section 5. Operations.

          Section 5.1 Pooling and Unitization. Working Interest Owner may not enter into pooling or unitization agreements with respect to the Subject Interests without the prior written consent of Production Payment Owner. The interest in any such unit attributable to any of the Subject Interests (or any part thereof) included therein shall become a part of the Subject Interests and shall be subject to the Production Payment in the same manner and with the same effect as though such unit and the interest of Working Interest Owner therein were specifically described in Exhibit A.

          Section 5.2 Renewals and Extensions and New Leases. This Conveyance and the Production Payment shall apply to all renewals, extensions and other similar arrangements of the leases (or other determinable interests) which are included in the Subject Interests, whether such renewals, extensions or arrangements have heretofore been obtained by Working Interest Owner or are hereafter obtained by or for Working Interest Owner or any Affiliate thereof and whether or not the same are described in Exhibit A. For the purposes of the preceding sentence, a new lease that covers the same interest (or any part thereof) covered by a prior lease, and which is acquired within one year after the expiration, termination, or release of such prior lease, shall be treated as a renewal or extension of such prior lease.

          Section 5.3 Future Gas Imbalances.

              (a) No Undertakes Without Consent. Without the prior consent of Production Payment Owner, Working Interest Owner will not deliberately take (for itself and for Production Payment Owner) a lesser share of Gas produced from a Subject Well than the share of Gas which Working Interest Owner and Production Payment Owner are collectively entitled to take by virtue of ownership of the Subject Interests (without regard to any rights to take a lesser share under any production balancing agreement or other arrangement or any rights under common law with respect to production balancing), except as a result of Working Interest Owner and Production Payment Owner, or any predecessor in title to such Subject Interest, having previously taken from such Subject Well or other wells located on Subject Interests more Gas than such parties would be entitled to receive by virtue of their ownership ("previous overproduction"), but only to the extent that the amount of such previous overproduction occurred after the Initial Time or occurred prior to the Initial Time and is disclosed in the Purchase Agreement. If any such deliberate undertakes by Working Interest Owner occur in violation of this Section, the Production Payment Hydrocarbons shall be determined (to the maximum extent allowed under applicable law and any applicable Permitted Liens) without regard thereto. It is recognized, however, that due to differences between the nominations by

         Working Interest Owner and its (and Production Payment Owner's) share of actual production and differences between nominations by other owners of production and their shares of actual production, minor instances of overproduction or underproduction will frequently occur, and any such instances will not be deemed violations of this Section.

              (b) Proportional Sharing in Overtakes. If, as permitted by applicable contracts and laws, Working Interest Owner takes a greater share of the Gas produced from a Subject Well than the share of Gas which Working Interest Owner is entitled to take by virtue of ownership of the Subject Interests (such shares determined without regard to the existence of the Production Payment), then Production Payment Owner shall be entitled to share in such overproduction with Working Interest Owner in the same percentages that they share in the normal production from such well (i.e., the production to which they are entitled without regard to such overproduction).

              (c) No Balancing From Other Properties. Except to the extent, if any, that a Subject Interest is subject to such a balancing arrangement before it becomes subject to this Conveyance and such fact is disclosed to (and accepted by) Production Payment Owner as an express exception to Section 3(s) of the Purchase Agreement, Working Interest Owner will not allow any Subject Interest to be subject to any production balancing arrangement under which one or more third Persons may take a portion of the production attributable to such Subject Interest without payment (or without full payment) therefor as a result of production having been taken from, or as a result of other actions or inactions with respect to, properties other than such Subject Interest.

         Section 6. Non-Compliance Events. Each of the following events or occurrences described in this Section shall constitute a "Non-Compliance Event":

              (a) Any warranty or representation made by the Working Interest Owner herein or in any other Production Payment Document shall be untrue in any material respect.

              (b) A default in the due performance or observance by the Working Interest Owner of any covenant, agreement, obligation or condition contained herein or in any other Production Payment Document, and such default shall continue to exist for a period of 30 days after the earlier to occur of (i) the date on which an officer of the Working Interest Owner has knowledge, or a reasonably prudent officer should have had knowledge, of such default or (ii) after notice of such default shall have been given to the Working Interest Owner by the Production Payment Owner; provided however that if such default cannot reasonably be cured within such 30 day period and Borrower shall have commenced to cure such default within such 30 day period and thereafter diligently and expeditiously proceeds to cure such default, such 30 day period shall be extended for so long as it shall require Working Interest Owner in the exercise of due diligence to cure such untrue warranty or representation, it being agreed that no such extension shall be to a cure period in excess of 90 days in the aggregate.

              (c) A default in the due performance or observance by the Working Interest Owner of any covenant, agreement, obligation or condition contained in a material agreement pertaining to the Subject Interests (which for purposes hereof would be any agreement, including, without limitation, any loan agreement, indenture or contract which would impose on the Working Interest Owner a material cost, liability or expense) of the Working Interest Owner, and such default shall continue to exist for a period of 30 days after the earlier to occur of (i) the date on which an officer of the Working Interest Owner has knowledge, or a reasonably prudent officer should have had knowledge, of such default or (ii) after notice of such default shall have been given to the Working Interest Owner by the Production Payment Owner; provided however that if such default cannot reasonably be cured within such 30 day period and Borrower shall have commenced to cure such default within such 30 day period and thereafter diligently and expeditiously proceeds to cure such default, such 30 day period shall be extended for so long as it shall require Working Interest Owner in the exercise of due diligence to cure such untrue warranty or representation, it being agreed that no such extension shall be to a cure period in excess of 90 days in the aggregate.

              (d) The Working Interest Owner shall (i) become insolvent or generally fail to pay, or admit in writing its inability or unwillingness to pay, debts as they become due; (ii) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Working Interest Owner, the Subject Interests or any other property thereof, or make a general assignment for the benefit of creditors; (iii) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Working Interest Owner or for a substantial part of the Subject Interests or other property thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days, provided, that the Working Interest Owner hereby expressly authorizes the Production Payment Owner to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend its rights under this Agreement, the Purchase Agreement and any other Production Payment Documents; (iv) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Working Interest Owner and, if any such case or proceeding is not commenced by the Working Interest Owner such case or proceeding shall be consented to or acquiesced in by the Working Interest Owner, or shall result in the entry of an order for relief or shall remain for 60 days undismissed, provided, that the Working Interest Owner hereby expressly authorizes the Production Payment Owner to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend its rights under this Agreement and the other Production Payment Documents; or (v) take any action authorizing, or in furtherance of, any of the foregoing.

              (e) Any change in the business, assets, properties, prospects or financial condition of the Working Interest Owner which materially and adversely affects the Working Interest Owner's ability to perform its extraction, delivery, indemnity and other obligations hereunder and under the other Production Payment Documents.

              (f) Any Change in Control of the Working Interest Owner shall occur.

              (g) Any occurrence, in Production Payment Owner's opinion, of a Material Negative Reservoir Event.

              (h) The insurance required to be maintained pursuant to Sections 5(l) and (p) of the Purchase Agreement shall not be in full force and effect.

         Section 7. Remedies of Production Payment Owner. Upon the occurrence of a NonCompliance Event, in addition to Production Payment Owner's right to recover damages and all other remedies available to Production Payment Owner at law or in equity, Production Payment Owner may (but is not obligated or required to), either on its own behalf or through any agent or representative, exercise any one or more of the following remedies (it being agreed that the exercising of any one remedy shall not preclude the exercising of any other remedy):

         (a) If Working Interest Owner has failed to perform any act or to take any action which Working Interest Owner is required hereunder to perform or take or to pay any money which Working Interest Owner is required hereunder to pay, then Production Payment Owner may, but shall not be obligated to, perform or cause to be performed such act or take such action or pay such money, all in Working Interest Owner's name or in Production Payment Owner's own name. Any expenses so incurred by Production Payment Owner and any money so paid by Production Payment Owner shall be a demand obligation owing by Working Interest Owner to Production Payment Owner (which obligation Working Interest Owner hereby expressly promises to pay) and Production Payment Owner, upon making such payment, shall be subrogated to all of the rights of the Person receiving such payment. Each amount due and owing by Working Interest Owner to Production Payment Owner pursuant to this subsection shall bear interest each day, from the date of such expenditure or payment until paid, at the Specified Rate, which interest shall be payable on the first day of each month and shall itself bear interest at the same rate if not timely paid.

         (b) Production Payment Owner shall be entitled to notify the purchasers of the Subject Hydrocarbons to make any payments relating to such Subject Hydrocarbons directly to Production Payment Owner.

         (c) Production Payment Owner shall be entitled to request that Working Interest Owner resign as operator of the Subject Interests (and Working Interest Owner agrees to comply with such request) and Production Payment Owner shall be entitled to take any and all actions necessary to replace Working Interest Owner as operator with a reputable third party who is experienced in operating oil and gas properties and who is acceptable to Production Payment Owner, including, without limitation, the negotiation of a substitute operating agreement containing such terms and conditions as are commercially reasonable in a transaction involving a contract operator with no ownership interest in the contract area covered by the operating agreement; provided, that Working Interest Owner shall remain obligated for all obligations, costs and expenses arising from operating the Subject Interests.

         (d) Production Payment Owner shall be entitled to apply to a court of competent jurisdiction for the specific performance or observance of any covenant or agreement or in aid of the execution of any power herein granted.

In addition to and not in limitation of the foregoing, upon the occurrence of a Non-Compliance Event, the Production Payment Owner shall have the option to increase the Dedication Percentage to capture all excess volumes (over and above any volumes required to pay reasonable, actual lease operating expenses; provided that such lease operating expenses do not exceed the amount of Authorized Production Expenses applicable for such period of time) necessary to repay the Total Sum to zero and such volumes shall be applied as provided in
Section 2.2 hereof; provided, if Working Interest Owner is producing the Hydrocarbons in a manner acceptable to Production Payment Owner, in the Production Payment Owner's sole discretion, and Production Payment Owner consents thereto, some amount of the production at the Production Payment Owner's sole discretion may be delivered to the Working Interest Owner in respect of the Subject Hydrocarbons other than the Production Payment Hydrocarbons. All rights to which Production Payment Owner shall have succeeded under the provisions of this Section shall terminate either (1) when the Production Payment terminates and all amounts then due and payable to Production Payment Owner pursuant to this Section, including amounts payable for interest as aforesaid, and all amounts in respect of any Direct Taxes, Reimbursable Expenses, Hedging Costs, Delivery Charges, Imbalance Charges or Indemnified Liability, shall have been duly paid to the Production Payment Owner in full in cash, or (2) at such earlier date when such Non-Compliance Event of Working Interest Owner shall have been remedied and all such amounts shall have been duly paid in full, without prejudice, however, to the exercise of any such rights upon any subsequent failure of Working Interest Owner to perform or observe any of his covenants or agreements hereunder or under the Purchase Agreement. Notwithstanding the foregoing provisions of this Section, the Production Payment Owner will not exercise any of its rights pursuant to this
Section in respect of the Non-Compliance Event described in Section 6(g), if within 30 days of the occurrence of such Non-Compliance Event, Working Interest Owner shall deliver to the Production Payment Owner an Independent Reserve Report meeting the requirements of Section 5(f)(vii) of the Purchase Agreement and otherwise in form and substance satisfactory to the Production Payment Owner which report demonstrates that as of the date of such report (which date shall be no more than thirty (30) days from the date of delivery thereof to the Production Payment Owner) that the percentage that (a) the Production Payment NPV bears to (b) the unliquidated balance of the Total Sum is equal to or greater than one hundred fifty percent (150%) as of the date of such report.

         Section 8. Access to Subject Interests. Working Interest Owner will permit the duly authorized representatives of Production Payment Owner or any Credit Supplier, at any reasonable time, but at Production Payment Owner's risk and expense, to make such inspection of the Subject Interests and the machinery, equipment and facilities used in the operation thereof as such representatives shall deem proper, and will furnish to Production Payment Owner, upon request, such detailed information as Production Payment Owner may reasonably request concerning the Subject Interests, the operation thereof and the production and processing of Hydrocarbons therefrom.

         Section 9. Definitions. For all purposes of this Conveyance, unless the context otherwise requires, terms defined in Annex I hereto shall be used herein with the same meaning.

         Section 10. Successors and Assigns.

         Section 10.1 Assignments by Working Interest Owner. Without the prior consent of Production Payment Owner (which consent may be granted or withheld in the sole and absolute discretion of Production Payment Owner), Working Interest Owner shall not assign, sell, transfer, convey, exchange, mortgage or pledge all or any part of the Subject Interests or create any lien thereon or security interest therein, except for Permitted Liens.

         Section 10.2 Assignments by Production Payment Owner. Production Payment Owner's interest in the Production Payment may not be transferred except in compliance with this section. Production Payment Owner and each Permitted Assign (as hereinafter defined) shall have the right to sell, assign, transfer or convey its interest in the Production Payment, in whole or in part (and either absolutely or by mortgage or other security instrument), at any time; provided that no change of ownership or right to receive payment of the Production Payment or of any part thereof, however accomplished, shall be effective or binding upon Working Interest Owner until notice thereof shall have been registered with Working Interest Owner by the transferor and by the transferee, and then only with respect to payments made after receipt of such notice. Any Person to whom all or any interest in the Production Payment is assigned or conveyed in accordance with the foregoing requirements is herein called a "Permitted Assign". Production Payment Owner shall keep records of all Permitted Assigns, their interest in the Production Payment, and their addresses, and shall give notice thereof to the other Persons, if any, from time to time holding the interests of Production Payment Owner hereunder. If the interests of Production Payment Owner under this Conveyance are ever owned by more than one Person, all Persons owning interests hereunder shall designate in writing to Working Interest Owner one Person as their agent to deliver and receive all communications (including consents) and exercise the discretion of Production Payment Owner hereunder on their behalf. If Production Payment Owner, or Production Payment Owner's successors and assigns, at any time shall execute a mortgage or deed of trust covering all or any part of the Production Payment as security for any obligation, the mortgagee, the pledgee or the trustee therein named or the holder of the obligation secured thereby shall be entitled, to the extent such mortgage or deed of trust so provides, to exercise all of the rights, remedies, powers and privileges herein conferred upon Production Payment

Owner, and to give or withhold all consents herein required or permitted to be obtained from Production Payment Owner.

         Section 10.3 Binding Effect. All the covenants and agreements of Working Interest Owner herein contained shall be covenants running with the land and the Subject Interests and shall be binding upon the successors and assigns of Working Interest Owner and shall inure to the benefit of the successors and assigns of Production Payment Owner; provided, however, that this provision shall not be deemed to permit any assignment or other transfer of the interest of Working Interest Owner in any of the Subject Interests that is not specifically permitted by the provisions of this instrument.

         Section 11. Representations and Warranties by Working Interest Owner. Working Interest Owner warrants to Production Payment Owner and its respective successors and assigns that:

              (a) Working Interest Owner has Defensible Title to the Subject Interests, free from all liens, charges and encumbrances, subject only to (i) the lien of ad valorem taxes not yet due and payable and (ii) the Permitted Liens.

              (b) Working Interest Owner has the corporate right, power and authority to sell and convey, as herein provided, the Production Payment.

              (c) The Production Payment is payable from, and has a first and prior claim upon (subject only to the matters referred to in Section 11(a) above), that portion of the Subject Hydrocarbons which is herein dedicated to the Production Payment.

              (d) Each Oil and gas lease and other interest described in Exhibit A is valid and subsisting and in full force and effect, insofar as it covers or relates to the land described in Exhibit A as covered thereby; all material agreements, contracts, leases, permits, easements, right-of-ways, and other surface use rights necessary to own, maintain and operate such Oil and gas leases are in full force and effect and no material breach or default exists thereunder.

              (e) All rentals, royalties and taxes and other amounts due and payable under or in respect of said leases and other interests, or any of them, have been duly paid or provided for, except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books. No default or event of default now exists under any of said leases and other interests and Working Interest Owner has received no notice of any default or event of default or breach or claimed default or breach in respect of any thereof.

              (f) Working Interest Owner is not obligated, by virtue of any prepayment made under any "take or pay" clause or under any similar arrangement, to deliver Subject Hydrocarbons at some future time without then or thereafter receiving full payment therefor at the market price or value thereof.

              (g) The production of all Hydrocarbons which have heretofore been produced from the Subject Interests has not been in excess of allowable production quotas allowed or permitted to the Subject Interests by any applicable regulatory authority so as to subject, after the Initial Time, any well located thereon, or Production Payment Owner's interest in the production therefrom, to restrictions or penalties on allowables for overproduction.

              (h) None of the Subject Interests or Subject Hydrocarbons are committed or dedicated to any contract or agreement regarding the sale or use thereof, other than as described in Exhibit A.

              (i) None of the Subject Interests or any of the Subject Hydrocarbons is subject to, or encumbered by, any balancing, deferred production, credit financing or similar arrangement, except for Permitted Liens.

              (j) The Subject Interests include and cover all of the properties, rights and interests of Working Interest Owner (other than the Kuester #1H well) for which oil and gas reserves and the future production and revenues therefrom were estimated and projected in that certain Appraisal Report prepared by DeGolyer and MacNaughton dated as of December 31, 1998, on certain interests owned by Working Interest Owner which has heretofore been delivered by Working Interest Owner to Production Payment Owner.

This Conveyance is made with full substitution and subrogation of Production Payment Owner, its successors and assigns, in and to all covenants and warranties by others heretofore given or made in respect of any of the Subject Interests or any part thereof.

         Section 12. Interest on Unpaid Amounts. Any amount not paid when due hereunder shall bear interest on such overdue amount at a rate of interest per annum equal to the lesser of (i) the Agreed Rate plus, if a Non-Compliance Event shall have occurred and be continuing, one and one-half percent (1.5%), or (ii) the Highest Lawful Rate (the "Specified Rate"). Such interest shall be paid by Working Interest Owner to Production Payment Owner on demand.

         Section 13. Choice of Law. THIS CONVEYANCE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF TEXAS AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF THAT WOULD CAUSE ANOTHER STATE'S LAW TO APPLY) AND THE LAWS OF THE UNITED STATES OF AMERICA IN ALL RESPECTS, INCLUDING, WITHOUT LIMITATION, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

         Section 14. Intentions of the Parties. Nothing herein contained shall be construed to constitute either party hereto (under state law or for tax purposes) in partnership with the other party. In addition, the parties hereto intend that the Production Payment shall at all times be treated (and all provisions of this Conveyance shall be construed and treated accordingly) as a production payment (i.e., a term overriding royalty) and an interest in real property under the laws of each state in which Subject Interests are located.

         Section 15. Ownership of Equipment. The Production Payment does not include any right, title or interest in and to any of the personal property, fixtures, structures or equipment now or hereafter placed on, or used in connection with, the Subject Interests, and the interest herein conveyed to Production Payment Owner is exclusively a production payment (i.e., a term overriding royalty).

         Section 16. Notices. Any notice or communication required or permitted hereunder shall be given in writing, delivered to or sent by the United States Postal Service, postage prepaid, or by prepaid telegram, addressed to the following addresses:

         To Working Interest Owner:

                        Abraxas Petroleum Corporation
                        500 North Loop 1604 East, Suite 100
                        San Antonio, Texas 78232
                        Attention:  Robert Carington
                        Telephone:          (210) 490-4788
                        Telecopy:   (210) 490-8816

         To Production Payment Owner:

                        Southern Producer Services, L.P.
                        1200 Smith Street
                        Two Allen Center, Suite 2890
                        Houston, Texas 77002
                        Attention:  David W. Stewart
                        Telephone:          (713) 276-1900
                        Telecopy:   (713) 276-1990

or to such other address or to the attention of such other person as hereafter may be designated in writing by the applicable party by notice to the other party as herein provided, and shall be deemed to have been given as of the date of receipt.

         Section 17. Unenforceable or Inapplicable Provisions. If any provision hereof is invalid or unenforceable in any jurisdiction, the other provisions hereof shall remain in full force and effect in such jurisdiction, and the remaining provisions hereof shall be liberally construed in favor of Production Payment Owner, and its successors and assigns, in order to effectuate the provisions hereof, and the invalidity of any provision hereof in any jurisdiction shall not affect the validity or enforceability of any such provision in any other jurisdiction.

         Section 18. Certain Notices. During the term hereof, Working Interest Owner will not change his name, identity, principal place of business or the office where the Working Interest Owner keeps its books and records concerning the Production Payment, the Production Sale Contracts and the contract rights and accounts now existing or hereafter arising in connection therewith without notifying Production Payment Owner of any such change at least 30 days prior to the Initial Time of such change.

         Section 19. Further Assurances and Warranty. Working Interest Owner and Production Payment Owner will execute and deliver all such other and additional instruments, notices, releases and other documents and will do all such other acts and things as may be necessary or appropriate more fully to assure to each other party or its successors or assigns all of the respective rights and interests herein and hereby granted or intended so to be. Working Interest Owner will warrant and forever defend the Production Payment unto Production Payment Owner, its successors and assigns, against every person whomsoever now or at any time hereafter lawfully claiming the same or any part thereof.

         Section 20. Partition. Working Interest Owner and Production Payment Owner acknowledge that neither has any right or interest that would permit it to partition any portion of the Subject Interests as against the other, and each waives any such right.

         Section 21. Survival. The covenants and obligations of the Working Interest Owner under Sections 2.3(a) and 2.3(b) of this Conveyance shall survive the termination of this Conveyance and the other Production Payment Documents.

         Section 22. Execution in Counterparts. This Conveyance has been executed in several counterparts each of which shall be deemed to be an original and all of which are identical, except that in the case of certain counterparts and to facilitate recordation, portions of Exhibit A which describe properties situated in Parishes or Counties other than the Parish or County in which the particular counterpart is being recorded may have been omitted. All of such counterparts together shall constitute but one and the same Conveyance. All of said documents are integral parts of one consolidated transaction and are to be construed as a single transaction.

                         [SIGNATURES BEGIN ON NEXT PAGE]

         IN WITNESS WHEREOF, this Conveyance has been executed, or caused to be executed on his behalf, by Working Interest Owner as of the day and year first above written, but effective as of the Initial Time.

                                                  ABRAXAS PETROLEUM
                                                  CORPORATION



                                                  By:______________________
                                                  Name:
                                                  Title:



Attest:

__________________________
Name:
Title:   Secretary

The name and address of Working Interest Owners is:

ABRAXAS PETROLEUM CORPORATION
500 North Loop 1604 East, Suite 100
San Antonio, Texas 78232
Attention: Robert Carington


The name and address of Production Payment Owner are:

SOUTHERN PRODUCER SERVICES, L.P.
1200 Smith Street
Two Allen Center, Suite 2890
Houston, Texas 77002
Attention: David W. Stewart

STATE OF TEXAS                      )
                                            )  SS.
COUNTY OF HARRIS                            )

         The foregoing instrument was acknowledged before me on this _____ day of _______________, _______, by _____________________, the _____________________
of ABRAXAS PETROLEUM CORPORATION, a Nevada corporation, on behalf of such corporation.

         Witness my hand and official seal.


                                                          Notary Public
                                                          Residing at

My commission expires:

                                    EXHIBIT A
                                       TO
               CONVEYANCE OF DOLLAR DENOMINATED PRODUCTION PAYMENT

         This Exhibit A sets forth the description of the "Leases" and other interests which are defined as "Subject Interests" in the Conveyance of Dollar Denominated Production Payment to which this Exhibit A is attached, subject to the limitations contained herein.

         A. Leases. Each field contains descriptions of the oil, gas and mineral leases, oil and gas leases and other interests which are the "Leases" covered hereby covering lands located within the State of Texas. The following descriptive information may also be included for a particular Lease:

              County or Parish: A designation of the county or parish in which the respective Subject Interests lie.

              Description of Property: This sets forth a description of some or all of the properties covered by the Oil and gas leases designated.

         The Subject Interests are not limited nor shall they be confined to any unit, unitized interval, aerial extent of a unit, well bore or other similar limitation, notwithstanding the inclusion of well names, unit names, land descriptions or other matters, all of which are included for identification only. Rather, all of the interests of Working Interest Owner in the various Leases listed on the following pages shall be included within the meaning of the term Subject Interests.

         B. Leasehold and Net Revenue Interests. Immediately following the listing of Leases for each field is a listing of Properties, well names associated therewith and, as indicated, "Leasehold and Net Revenue Interests" for each such well. With respect to each of the said wells, the leasehold interest is the share of costs borne with respect thereto and the net revenue interests shall mean, with respect to the relevant well or the relevant unit on which the well is located, that interest in the Oil and Gas production which is produced, saved and sold from such well or unit after deducting all burdens against the production therefrom (other than the burden or burdens created by this instrument and other instruments of even date herewith among the same parties as those who have executed this instrument).

         C. Permitted Encumbrances. Following the description of Leasehold and Net Revenue Interests in this Exhibit A is a listing of easements, rights-of-way, servitudes, permits, surface leases, and other rights in respect of surface operations, on a prospect by prospect basis as identified in such listing, that affect the Subject Interests shown on this Exhibit A and in the wells or units described or referred to in this Exhibit A, but only to the extent that such instruments are valid and in force and effect. These instruments shall be deemed the "Permitted Encumbrances" for purposes of the instrument to which this Exhibit A is attached.




                                  EXHIBIT A - 1

         D. Matters Contested in Good Faith. Following the description of Permitted Encumbrances in this Exhibit A is a listing of all liens and encumbrances pertaining to the Subject Interests which the Working Interest Owner is contesting in good faith.

         E. Defined Terms. Capitalized terms used in this Preamble and not otherwise defined herein shall have the meanings ascribed to them in Annex I to the Conveyance of Dollar Denominated Production Payment.


                                  EXHIBIT A - 2

                                    EXHIBIT B
                                       TO
               CONVEYANCE OF DOLLAR DENOMINATED PRODUCTION PAYMENT

                             [Intentionally omitted]


                                  EXHIBIT B - 1

                                    EXHIBIT C
                                       TO
               CONVEYANCE OF DOLLAR DENOMINATED PRODUCTION PAYMENT

                                 Delivery Points






                                  EXHIBIT C - 1

                                     ANNEX I
                                       TO
               CONVEYANCE OF DOLLAR DENOMINATED PRODUCTION PAYMENT

                                   Definitions

         In addition to such other defined terms as may be set forth in the Conveyance of Dollar Denominated Production Payment as used in the Conveyance, the following terms have the following respective meanings:

              "Affiliate" shall mean, with respect to any Person, (a) any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or under common control with, such specified Person, and (b) any Related Person of such Person. For purposes of this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

              "Agreed Rate" shall mean a rate of interest of fifteen percent (15.0%) per year, calculated on the basis of actual days elapsed and a year of 360 days.

              "API" shall mean the American Petroleum Institute.

              "Application Date" shall mean the next-to-last Business Day of each calendar month, starting with November 30, 1999. As used herein with respect to any Application Period, the "related Application Date" shall mean the Application Date that occurs approximately one month after the end of such Application Period. For example, if an Application Period ends at 7:00 a.m., Central time, on March 1 and the next-to-last Business Day of such March is March 30, the related Application Date is such March 30.

              "Application Period" shall mean a period of time beginning at 7:00 a.m., Central time, on the first day of any calendar month and ending at 7:00 a.m., Central time, on the first day of the next succeeding calendar month. The first Application Period will begin at the Initial Time and will end at 7:00 a.m., Central time, on October 31, 1999. As used herein with respect to any Application Date, the "related Application Period" shall mean the Application Period immediately preceding (but not including) such Application Date. For example, if an Application Date occurs on February 27, the related Application Period is the one which ended at 7:00 a.m., Central time, on the preceding February 1.

              "ASTM" shall mean the American Society for Testing Materials.

              "Authorized Production Expenses" shall have the meaning set forth in Section 5(m) of the Purchase Agreement.


                                   ANNEX I - 1

              "Barrel of Oil" shall mean 42 United States standard gallons of 231 cubic inches per gallon of Oil at a temperature of 60 degrees Fahrenheit.

              "Btu" or "British Thermal Unit" shall mean the amount of energy required to raise the temperature of one (1) pound (avoirdupois) of pure water one (1) degree Fahrenheit (1(degree)F.) from fifty-nine degrees Fahrenheit (59(degree)F.) to sixty degrees Fahrenheit (60(degree)F.).

              "Business Day" shall mean a day that is not a Saturday, a Sunday or a legal holiday in Atlanta, Georgia or Houston, Texas.

              "Change in Control" shall mean a change resulting when any Unrelated Person or any Unrelated Persons acting together which would constitute a Group together with any Affiliates or Related Persons thereof (in each case also constituting Unrelated Persons) shall at any time either (A) Beneficially Own more than 20% of the aggregate voting power of all classes of Voting Stock of the Working Interest Owner provided that such ownership has not been obtained in a transaction which has been approved by the Board of Directors of such Person or (B) during any period of two consecutive years ending on or after the Initial Closing Date, as determined as of the last day of each calendar quarter after the Initial Closing Date, the individuals (the "Incumbent Directors") who at the beginning of such period constituted the Board of Directors of the Working Interest Owner (other than additions thereto or removals therefrom from time to time thereafter approved by a vote of the Board of Directors in accordance with the Working Interest Owner's by-laws) shall cease for any reason to constitute 51% or more of the Board of Directors of the Working Interest Owner. As used herein, (a) "Beneficially Own" means "beneficially own" as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, or any successor provision thereto; provided, however, that, for purposes of this definition, a Person shall not be deemed to Beneficially Own securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliates until such tendered securities are accepted for purchase or exchange; (b) "Group" means a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended; (c) "Unrelated Person" means at any time any Person other than the Working Interest Owner or any Subsidiary and other than any trust for any employee benefit plan of the Working Interest Owner or any Subsidiary of the Working Interest Owner; (d) "Related Person" of any Person shall mean any other Person owning (1) 5% or more of the outstanding common stock of such Person or (2) 5% or more of the Voting Stock of such Person; and (e) "Voting Stock" of any Person shall mean capital stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

              "Contingent Liability" shall mean any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect

                               ANNEX I - 2
         agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person's obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of the debt, obligation or other liability guaranteed thereby.

              "Conveyance" shall mean that certain Conveyance of Dollar Denominated Production Payment, dated October 6, 1999, between the Working Interest Owner and the Production Payment Owner, as from time to time hereafter may be modified, supplemented or amended.

              "Dedication Percentage" shall mean (i) sixty (60%) with respect to the NRI Percentage of each portion of lands described on Exhibit A; provided, that the Dedication Percentage shall be adjusted upward (automatically, without any need for an amendment hereto) from time to time as follows:

                           (a) as of the first day of each month, the Dedication
                   Percentage shall be adjusted upward in the event that the Reserve Report prepared as of such then most-recent Evaluation Date reflects that the Production Payment NPV is less than one hundred fifty percent (150%) of the unliquidated balance of the Total Sum as of such then most-recent Evaluation Date, and the new Dedication Percentage (in this definition, the "Adjusted Dedication Percentage") shall, in the case of Subject Interests, be that percentage between sixty percent (60%) and a maximum of ninety percent (90%), necessary to achieve, to the maximum extent possible, the level of one hundred fifty percent (150%) of the unliquidated balance of the Total Sum, all as more particularly described in Section 14 of the Purchase Agreement;

                           (b) the Dedication Percentage may be adjusted from
                   time to time pursuant to Section 14 in the Purchase Agreement (but no such adjustment shall result in a Dedication Percentage in excess of ninety percent (90%) for the Subject Interests).

              "Delivery Charges" shall mean the actual costs, if any, incurred by Production Payment Owner for separating, gathering, compressing, treating, or Processing Production Payment Hydrocarbons prior to a Delivery Point or of transporting Production Payment Hydrocarbons to a Delivery Point in a condition satisfactory to meet pipeline specifications and qualifications at such Delivery Point (net of any revenues received by Production Payment Owner in connection with any such Processing, to the extent that such revenues are not included in Production Payment Proceeds).


                                   ANNEX I - 3

              "Delivery Point" shall mean (a) as of the Initial Time, for each field listed on Exhibit A hereto, the Delivery Point specified for such field on Exhibit C, or (b) such other delivery point or points in the vicinity of such field hereafter from time to time designated by Production Payment Owner and mutually agreed to by Working Interest Owner at which Hydrocarbons from the Subject Interests in such field is (or reasonably could be, without any additional capital expenditures) sold to a third party or delivered into a pipeline for transportation to a market point. Unless otherwise mutually agreed by Working Interest Owner and Production Payment Owner, any new Delivery Point shall become effective one month after the first day of the next succeeding Application Period.

              "Delivery Services" is defined in Section 2.4(a).

              "Direct Taxes" shall mean all ad valorem, property, gathering, transportation, pipeline regulating, gross receipts, severance, production, excise, heating content, carbon, value, value added, environmental, occupation, franchise, sales, use, fuel, and other taxes and governmental charges, fees and assessments imposed on or as a result of all or any part of the Subject Interests, the Hydrocarbons produced from Subject Interests or the proceeds thereof, the Production Payment, or the Production Payment Hydrocarbons or the proceeds thereof, regardless of the point at which or the manner in which such taxes, charges or assessments are charged, collected, levied or otherwise imposed. The only taxes which are not Direct Taxes are federal income taxes, state income taxes, and franchise taxes levied against Production Payment Owner and any other taxes levied against the overall net income of Production Payment Owner (including interest, penalties and withholding obligations owing to governmental authorities with respect to such income or franchise taxes). Interest, penalties and withholding obligations owing to governmental authorities with respect to any Direct Taxes shall constitute "Direct Taxes".

              "economically feasible" is defined in Section 4.

              "Environmental Laws" shall mean all applicable federal, state or local statutes, laws, ordinances, codes, rules, policies, directives, orders, judgments, decisions, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety and protection of the environment.

              "Evaluation Date" is defined in the Purchase Agreement.

              "Exhibit A" shall mean Exhibit A attached to the Conveyance and the Purchase Agreement.

              "Expense Components" is defined in Section 2.1.

              "First Transporter" shall mean the first interstate or intrastate pipeline downstream of the Delivery Points.


                                   ANNEX I - 4

              "Force Majeure" shall mean acts of God, governmental action, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, hurricanes, tornados, storms, storm warnings, floods, washouts, freezes, arrests and restraints of governments and people, civil disturbances, explosions, breakage of, or accidents to, lines of pipe or subsurface storage caverns regardless of how caused, and any other causes, whether of the kind herein enumerated or otherwise, not within the control of the party claiming suspension (including, but not limited to, acts of negligence or willful misconduct of third parties) and which by the exercise of due diligence such party is unable to prevent or overcome; provided, however, that "force majeure" shall not include any transportation curtailment, failure of machinery or equipment or failure or inadequacy of reserves.

              "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board as of any date of determination; and the requisite that such principles be applied on a consistent basis shall mean that the accounting principles observed in a current period are comparable in all material respects to those applied in any preceding period.

              "Gas" shall mean natural gas which meets or exceeds the Quality Standards and shall include all liquefiable hydrocarbons and other components entrained in the gas upon delivery to Production Payment Owner.

              "Gas Sales Agreement" is defined in the Purchase Agreement.

              "Hedging Costs" shall mean costs incurred by Production Payment Owner in conformity with its hedging guidelines (i) with respect to any commodity swap or hedge agreement or other hedging transaction, including, without limitation, rescheduling, unwinding, termination or other costs and all increased costs, interest period breakage and indemnity costs, (ii) with respect to all stranded transportation charges, which for purposes hereof shall mean that portion of any demand charges incurred for reservation of firm transportation capacity downstream of the scheduled Delivery Points which were utilized as a result of Working Interest Owner's failure to deliver the required volumes at the appropriate Delivery Points, and (iii) costs of acquiring Gas and Oil to satisfy contractual obligations incurred by Production Payment Owner pursuant to any contract for the sale of Production Payment Hydrocarbons; provided that at no time will Production Payment Owner enter into any hedge transaction (A) involving Hydrocarbon volumes in excess of the currently expected volume of Production Payment Hydrocarbons as determined in Production Payment Owner's economic projections or (B) for the purpose of speculating in Hydrocarbons.

              "Highest Lawful Rate" is defined in Section 23(b) of the Purchase Agreement.


                                   ANNEX I - 5

              "Hydrocarbons" shall mean collectively oil, gas and other liquid or gaseous hydrocarbons.

              "Imbalance Charges" is defined in Section 2.5(c).

              "Indemnified Party" shall mean the Production Payment Owner and any of its members, officers, employees, agents, shareholders, directors, advisors or affiliates.

              "Independent Reserve Engineer" shall mean DeGolyer and MacNaughton or such other independent petroleum engineer of recognized standing selected by Working Interest Owner and acceptable to Production Payment Owner, in its sole and absolute discretion.

              "Independent Reserve Report" has the meaning set forth in Section 5(g) of the Purchase Agreement.

              "Initial Time" shall mean October 1, 1999, at 7:00 A.M., determined as to each locality in accordance with the time then generally observed in such locality.

              "Lease Measuring Point" shall mean, with respect to any particular Subject Well, the point at which the Btu content of Gas included in Production Payment Hydrocarbons produced from such Subject Well is initially measured.

              "Lease Use Hydrocarbons" shall mean any Hydrocarbons which are lost in the production thereof or used by Working Interest Owner or the operator of the Subject Interests for the purpose of producing Hydrocarbons from the Subject Interests, but only for so long as and to the extent such Hydrocarbons are so used.

              "Material Negative Reservoir Event" shall mean (a) any reservoir discrepancy or other well problem which results in or could reasonably be expected to result in a downward reevaluation of reserves in the aggregate for the life of the reservoir, as determined using the standards provided in the Independent Reserve Report delivered pursuant to Section 5(f)(vii) of the Purchase Agreement, (b) loss of reservoir pressure, (c) reservoir damage, or (d) other problem or matter which, in Production Payment Owner's sole discretion, could adversely affect the Working Interest Owner's ability to produce and deliver the Production Payment Hydrocarbons.

              "Mcf" shall mean one thousand cubic feet.

              "MMBtu" shall mean 1,000,000 British Thermal Units.

              "Month" shall mean a calendar month.

              "Non-Compliance Event" is defined in Section 6 of the Conveyance.



                                   ANNEX I - 6

              "Non-Consent Hydrocarbons" shall mean those Hydrocarbons produced from a well during the applicable period of recoupment or reimbursement pursuant to a non-consent provision covering the relevant well or wells, which Hydrocarbons have been relinquished to the consenting party or participating party under the terms of such non-consent provision as the result of the election by Working Interest Owner not to participate in the particular operation; provided such election by Working Interest Owner has been made in good faith and as a prudent operator.

              "NRI Percentage" shall mean, with respect to each portion of Subject Interests described on Exhibit A, the percentage shown on Exhibit A as the "Net Revenue Interest" for such portion of the lands described on Exhibit A.

              "Oil" shall mean crude oil, condensate and other liquid hydrocarbons which meet or exceed the Quality Standards when delivered to Production Payment Owner at the Delivery Points.

              "Oil and Gas Leases" shall include oil, gas and mineral leases and shall also include subleases and assignments of operating rights.

              "Oil Sales Agreement" is defined in the Purchase Agreement.

              "Permitted Assigns" is defined in Section 10.2.

              "Permitted Liens" shall mean (1) any lien relating to taxes which are not yet due and payable; (2) defects or irregularities in title, and liens, charges or encumbrances, including, without limitation, liens under operating agreements, pooling orders and unitization agreements and mechanics' and materialmen's liens with respect to obligations incurred in the ordinary course of business which are being contested in good faith, which are not such (i) as to interfere materially with the development, operation or value of the Subject Interests and (ii) as to affect materially title thereto; (3) the liens set forth or referred to in Exhibit A hereto; (4) the liens, if any, granted by Production Payment Owner in favor of any credit supplier;
         (5) any lien or encumbrance created as a consequence of the execution and delivery of the Conveyance; (6) any lien created by the Senior Secured Trust Indenture; (7) any lien created by the Series C and Series D Trust Indenture; (8) any inchoate mechanics or materialmens liens; and (9) any liens consented to in writing by Production Payment Owner.

              "Person" shall mean any natural person, corporation, partnership, joint venture, trust, firm, association, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

              "previous overproduction" is defined in Section 5.3(a).




                                   ANNEX I - 7

              "Primary Sum" shall mean the sum of $4,000,000, as such sum may be increased from time to time by amendments or supplements hereto or increased or decreased by operation of Section 2.2(a) or any provision of this Conveyance.

              "Processing" or "Processed" shall mean to manufacture, fractionate or refine Subject Hydrocarbons or otherwise to engage in any process designed to remove elements (hydrocarbons or nonhydrocarbons) from Gas, but such terms do not mean or include natural pressure reduction, the use of normal lease or well equipment or other normal operations on or near any of the Subject Interests (such as the use on or near the lease
         - or, in the case of any offshore or near-shore wells, at or near the landfall of the connecting pipeline - of dehydrators, gas treating facilities, separators, heater-treaters, lease compression facilities, injection or recycling equipment, tank batteries, field gathering systems, pipelines and equipment and so forth). References to Hydrocarbons which are "Processed" (including the reference thereto contained in the definition of Gas) refer both to the natural gas liquids and other products of Processing and to the residue gas and other hydrocarbons remaining after such operations.

              "Production Expenses" shall mean all costs, fees, expenses, and other obligations of any kind whatsoever incurred for or in connection with the development, operation or maintenance of the Subject Interests for the production of Subject Hydrocarbons, the lifting, handling, gathering, producing, treating, storing, marketing or transporting of the Subject Hydrocarbons and shall include, without limitation, utilities, rental payments under site leases and leases of equipment or vehicles, royalties, utilities, salaries , wages (including, without limitation, withholding, social security and other payroll burdens, workers compensation insurance deposits and premiums and the costs of claims) and benefits (including without limitation, medical insurance benefits, bonuses, vacation pay or pay for other compensated absences) of field employees, first level supervisors and technical, accounting, billing or other administrative employees employed in operating, producing, reworking and maintaining the Subject Hydrocarbons and the Subject Interests and all accruals with respect to any of the foregoing; overhead and operating expenses (including, without limitation, expenses for office supplies and equipment) pursuant to applicable operating agreements covering the Subject Interests; compensation to well operators, consultants, and others necessary for and related to operating, producing, reworking and maintaining the Subject Interests and plugging and abandoning the wells; shut-in, minimum and advance royalties; insurance premiums in connection with the Subject Interests or any equipment located thereon and utilized in operating, producing, reworking or maintaining the Subject Interests; accounting, billing or other administrative services provided by third parties including, but not limited to, the preparation of any reserve report; and Capital Expenditures and Direct Taxes.

              "Production Payment" has the meaning stated in Section 1 of the Conveyance.

              "Production Payment Documents" shall mean the Conveyance, the Conveyance Supplements, the Purchase Agreement, the Purchase Agreement Supplements and any other document or agreement executed in connection


                                   ANNEX I - 8
         with such agreements, as each from time to time hereafter may be modified, supplemented or amended.

              "Production Payment Hydrocarbons" shall mean the Dedication Percentage of the NRI Percentage of all Hydrocarbons in and under and that may be produced from (or, to the extent pooled or unitized, allocated to) any Subject Interest between the Initial Time and the Termination Time.

              "Production Payment NPV" is defined in the Purchase Agreement.

              "Production Payment Owner" and "Working Interest Owner" shall include the successors and assigns of each.

              "Production Payment Owner" is defined in the preamble.

              "Production Payment Proceeds" shall mean, for any particular Application Period, the total dollar amount received by Production Payment Owner during or (to the extent not previously applied) prior to such Application Period from sales of Production Payment Hydrocarbons, determined after deduction of all Production Payment Severance Taxes (whether paid before or after receipt by Production Payment Owner).

              "Production Payment Severance Taxes" shall mean all severance taxes actually attributable to the Production Payment Hydrocarbons, taking into account any applicable credits, rebates and other factors.

              "Production Sale Contracts" shall mean contracts for the sale of Subject Hydrocarbons now in effect or hereafter entered into by Working Interest Owner with Production Payment Owner's written consent, including, without limitation, the Oil Sales Agreement and the Gas Sales Agreement.

              "Proved Developed Producing Reserves" shall mean, with respect to the Subject Interests, those quantities of Hydrocarbons, estimated by Production Payment Owner and Production Payment Owner's Credit Suppliers with reasonable certainty, as demonstrated by geological and engineering data, to be economically recoverable based upon the prices set forth in the then most recent Independent Reserve Report delivered pursuant to Section 5(f)(vii) of the Purchase Agreement from the Subject Interests by standard producing methods under existing regulatory practices and economic conditions using existing conventional equipment and operating methods from existing completion intervals open for production on the Initial Time of the evaluation.

              "Purchase Agreement" shall mean that certain Purchase Agreement for Dollar Denominated Production Payment, dated October 6, 1999, between the Working Interest Owner and the Production Payment Owner, as from time to time hereafter may be modified, supplemented or amended.



                                   ANNEX I - 9

              "Purchaser" shall mean the Production Payment Owner.

              "Quality Standards" shall mean, with respect to each Delivery Point, the quality requirements and specifications set forth in the Gas Sales Agreement, Oil Sales Agreement and/or any other marketing arrangement applicable to Hydrocarbons delivered at such Delivery Point, as the same may be modified from time to time.

              "Reimbursable Expenses" shall mean all costs, fees and expenses paid or incurred by or on behalf of Production Payment Owner or its Affiliates which are in any way related to: (a) the negotiation, acquisition, ownership, enforcement, or termination of the Production Payment, this Conveyance, the other Production Payment Documents, or any waivers or amendments hereto or thereto, or (b) any litigation, contest, release or discharge of any adverse claim or demand made or proceeding instituted by any Person affecting in any manner whatsoever the Production Payment, any Production Payment Hydrocarbons or Production Payment Proceeds, this Conveyance or the other Production Payment Document, or the enforcement or defense hereof or thereof, or the defense of Production Payment Owner's and its Affiliates' exercise of their rights hereunder or thereunder. Included among the Reimbursable Expenses are (i) all recording and filing fees, (ii) all reasonable fees and expenses of counsel, engineers, accountants and other consultants, experts and advisors for Production Payment Owner and its Affiliates, (iii) all reasonable travel and other out of pocket expenses of the consultants, experts and advisors of Production Payment Owner and its Affiliates, (iv) all charges for Delivery Services, (v) all Imbalance Charges, (vi) all Production Expenses, and (vii) all amounts which any Indemnified Party is entitled to receive under
         Section 26 of the Purchase Agreement or Section 7 hereof. Notwithstanding the foregoing, Reimbursable Expenses shall not include expenses associated with third party claims (1) relating to title to the Production Payment, to the extent such claims arise solely due to the actions of Production Payment Owner or its Affiliates, or (2) that arise solely out of the failure by Production Payment Owner to perform its obligations under any contractual arrangement entered into directly by Production Payment Owner pursuant to Section 2.5(a) hereof.

              "related Application Date" is defined in the definition of "Application Period".

              "Residual Hydrocarbons" shall mean for any period of time the volume of all Hydrocarbons produced from the Subject Interests less the volume of Production Payment Hydrocarbons delivered in kind to the Production Payment Owner during the same period of time.

              "Retained Interests" shall mean the interests retained by Working Interest Owner in the Subject Interests after conveyance of the Production Payment hereunder.

              "Seller" is defined in the Purchase Agreement.



                                  ANNEX I - 10

              "Senior Secured Trust Indenture" shall mean that certain Indenture dated as of March 26, 1999, made in connection with the issuance of 12 7/8% Senior Secured Notes due March 15, 2003 by Seller and the Senior Secured Trustee, as supplemented or amended from time to time, together with any other indenture governing such Senior Secured Notes or any agreements extending the maturity of, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under the Senior Secured Notes.

              "Senior Secured Trustee" shall mean either Norwest Bank Minnesota, National Association or such other Person serving as Trustee under the Senior Secured Trust Indenture.

              "Separation Point" shall mean the point at which lease level separation of Oil takes place.

              "Series C and Series D Trust Indenture" shall mean that certain Indenture dated as of January 27, 1998, made in connection with the issuance of 11 1/2% Series C and Series D Senior Notes due November 1, 2004 by Seller and the Series C and Series D Trustee, as supplemented or amended from time to time, together with any other indenture governing such Series C and Series D Notes or any agreements extending the maturity of, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under the Series C and Series D Notes.

              "Series C and Series D Trustee" shall mean either IBJ Whitehall Bank & Trust Company, successor-in-interest to IBJ Schroder Bank & Trust Company, or such other Person serving as Trustee under the Series C and Series D Trust Indenture.

              "Specified Rate" is defined in Section 12.

              "Subject Hydrocarbons" shall mean all Hydrocarbons in and under, and which may be produced and saved from, and which shall accrue or be attributable to the Subject Interests and which are produced after the Initial Time (other than Lease Use Hydrocarbons and Non-Consent Hydrocarbons where Working Interest Owner is the non-consenting party).

              "Subject Hydrocarbons" and "Production Payment Hydrocarbons," respectively, shall be deemed to include the proceeds of such Hydrocarbons.

              "Subject Interests" shall mean the following:

                   (a) The Oil and gas leases and the leasehold, production payment, net profit, fee and mineral interests, and all personal property, surface and subsurface machinery, goods, equipment, fixtures, inventory, facilities, supplies or other property of whatsoever kind or nature (excluding drilling rigs, trucks, automotive equipment or other



                                  ANNEX I - 11
         property taken to the premises to drill a well or for other similar temporary uses) now or hereafter located on or under any of the lands described on Exhibit A to the Conveyance, which are used or useful for the production, gathering, treatment, processing, storage or transportation of Hydrocarbons, including, but not by way of limitation, all oil wells, gas wells, water wells, injection wells, pumping units and engines, christmas trees, platforms, separators, compressors, tanks, gas systems, pipelines, water systems, power plants, communication systems, roads, loading racks and shipping facilities, and all other properties, rights, titles, interests and things of value, including, without limitation, all operating agreements, processing agreements, farming agreements, farmout agreements, joint venture agreements, exploration agreements, bottom hole agreements, dryhole agreements, support agreements, acreage contribution agreements, insurance policies, title opinions, title abstracts, title materials and information, files, records, data bases, information systems, logs, well cores, fluid samples, production data and reports, well testing data and reports, maps, seismic and geophysical, geological and chemical data and information, interpretative and analytical reports of any kind or nature, computer hardware and software and all documentation therefor or relating thereto (including, without limitation, all licenses relating to or covering such computer hardware, software and/or documentation), rights-of-way, easements, servitudes, surface leases, permits, licenses, subject, however, to the restrictions, exceptions, reservations, and other matters, if any, set forth in the specific descriptions of said properties and interests in Exhibit A (including the presently existing and valid royalties, overriding royalties, payments out of production, oil and gas sales, purchase, exchange and processing contracts, and all other contracts and other instruments and matters, referred to in Exhibit A).

                   (b) Working Interest Owner's right, title and interest, if any, in, to and under, or derived from, all of the presently existing and valid unitization and pooling agreements which are described in Exhibit A or which relate to any of the properties and interests described in Exhibit A.

                   (c) Working Interest Owner's right, title and interest in, to and under, or derived from, all of the presently existing and valid oil, liquids, condensate, casinghead gas and gas sales, purchase, exchange and processing contracts, and all other contracts and instruments, which are described in Exhibit A, which are permitted pursuant to the provisions of the Conveyance, or which relate to any of the properties and interests described in Exhibit A;

         provided, however, that the term "Subject Interest" shall not include
         (i) any of the above-referenced items relating to a Production Unit which has been specifically released by Production Payment Owner pursuant to Section 2(c)(ii) of the Purchase Agreement or (ii) any Proposed Program Well which has not yet been added as a Program Well pursuant to Section 2(c) of the Purchase Agreement.

         The term "Subject Interest," when used with reference to any particular Subject Interest, shall mean and include (i) such Subject Interest as the same may be enlarged or


                                  ANNEX I - 12
         diminished by the provisions of any contract or other instrument described in Exhibit A, or by the removal of any charges or encumbrances to which such Subject Interest is subject, (ii) any and all renewals and extensions of such Subject Interest, (iii) all contracts supplemental to or amendatory of or in substitution for the contracts described above insofar as the same relate to such Subject Interest, and (iv) all rights, titles and interests accruing or attributable to such Subject Interest by virtue of its being included in any unit.

              "Subject Wells" shall mean all wells now located on the Subject Interests which are expressly identified on Exhibit A hereto (as such exhibit shall be modified from time to time with the mutually consent of the parties).

              "Swap Agreement" shall mean any commodity swap, cap, floor or collar agreement entered into for the purpose of fixing or hedging fluctuations in commodity prices or marking to market any costs under such an agreement.

              "Termination Time" is defined in Section 2.8.

              "Total Sum" is defined in Section 2.1.

              "unliquidated balance of the Primary Sum" shall mean, at any time, the Primary Sum plus the aggregate amounts which have been added thereto pursuant to Section 2.2(a), less the aggregate amount of Production Payment Proceeds which have been applied thereto at or before such time pursuant to Section 2.2(a)(ii), and less any reductions under Section 2.2(b).

              "Working Interest Owner" is defined in the preamble.